Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

HTG Molecular Diagnostics, Inc.

Tucson, Arizona

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-203930 and 333-208325) of HTG Molecular Diagnostics, Inc. of our report dated March 24, 2016, relating to the financial statements of HTG Molecular Diagnostics, Inc., which appears in this Form 10-K.

/s/ BDO USA, LLP

Phoenix, Arizona

March 24, 2016